                            ASSET PURCHASE AGREEMENT


       THIS AGREEMENT (the "Agreement") is made as of December 10, 1999, between HEALTH HORIZONS "ESWL", L.P., a New Jersey limited partnership having an address at 100 Albany St., Kilmer Square, Second Floor, New Brunswick, NJ 08901 ("Seller"), and HEALTHTRONICS, INC, a Georgia corporation having an address at 425 Franklin Road, Marietta, GA 30067 ("Purchaser").


                                    RECITALS
                                    --------

       A. Seller is a New Jersey limited partnership organized for the provision of lithotripsy health care services.

       B. Seller has, directly or through its affiliates, leased approximately 3,000 square feet of existing space in the Robert Wood Johnson University Hospital, One Robert Wood Johnson Place, New Brunswick, New Jersey (the "Premises") where it is operating a Lithotripsy service known as the New Jersey Kidney Stone Treatment Center (the "Center"). All furniture, fixtures, equipment, rights, assets and interests comprising a portion thereof or related thereto are sometimes referred to collectively hereinafter as the "Center". The development, ownership and operation of the Center is referred to hereinafter as the "Business".

       C. Seller desires to sell to Purchaser substantially all of Seller's assets and rights comprising the Center or otherwise forming a part of or used in the operation of the Business, other than the Excluded Assets, as herein defined (the "Purchased Assets"), and Purchaser desires to purchase the Purchased Assets, and all on the terms and subject to the conditions contained in this Agreement.


                                   AGREEMENTS

       Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                   ARTICLE I

                          Purchase and Sale of Assets

       1.1 Agreement to Purchase and Sell. On the terms and subject to the conditions contained in this Agreement, Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser, all of the Purchased Assets.

       1.2 Enumeration of Purchased Assets. The Purchased Assets shall include the following assets owned by Seller, but only to the extent the same comprise a portion of the Center or otherwise relate exclusively to the
Business:

                  (a) all licenses, permits, registrations and governmental or regulatory approvals applied for or issued to Seller with respect to the Center or the Business, and any rights thereto or interests therein, including without limitation: (i) the license for the Center issued to Seller by the New Jersey Department of Health and Senior Services ("NJDOH") to the extent legally transferable by Seller;

                  (b) all inventory and supplies;

       (c) all furniture, fixtures, equipment (including, Dornier HM4 Lithotripter without limitation, medical, scientific and office equipment), machinery, parts, computer hardware, and all other tangible personal property (other than the Inventory) (collectively, the "Equipment");

       (d) all leasehold interests in personal property leased to Seller (the "Leased Personalty");

       (e) Seller's entire leasehold interest under that certain lease for the Premises between Seller and Robert Wood Johnson University Hospital (the "Hospital"), subject to the written consent to the assignment by the Hospital, as the same may be modified, supplemented, or replaced, the "Lease").

       (f) all contracts, license agreements, distribution agreements, service agreements including the Management Subcontract between Seller and Robert Wood Johnson University Hospital, supply agreements, purchase orders, contracts or bids, franchise agreements, computer software agreements and technical service agreements to the extent they are legally transferable by Seller including, without limitation all third party payor contracts relating to the Business;

       (g) all patient lists, patient records and information to the extent they are legally transferable by Seller,

       (h) all books and records with respect to the Center and/or the operation of the Business;

       (i) all rights in connection with deposits and prepaid expenses with respect to the assets being sold hereunder;

       (j) all computer software, including all documentation and source codes with respect to such software and licenses and leases of software to the extent they are legally transferable by Seller;

       (k) the right to use the name "New Jersey Kidney Stone Treatment Center", and any corresponding marks or designs, but only in connection with the operation of the Center, and excluding any variations or derivations thereof or any use thereof in connection with other properties or businesses, and excluding any other trademarks, trade names, marks or designs of Seller (together with associated goodwill) or its Affiliates, as hereafter provided;

       (l) all promotional materials and advertising literature for the Business, in any medium whatsoever;

       (m) all telephone numbers of the Business; and

       1.3. Excluded Assets. The Excluded Assets shall consist of the following items:

              (a) Seller's bank accounts, cash on hand, checkbooks and canceled checks;

              (b) all accounts receivable, negotiable notes and negotiable instruments (collectively the "Accounts Receivable");

       (c) claims (and benefits to the extent they arise therefrom) that relate to liabilities other than the Assumed Liabilities (as herein defined) and assets other than the Purchased Assets;

       (d) rights arising from prepaid expenses, if any, with respect to assets not being sold hereunder;

       (e) rights arising from any refunds due with respect to insurance premium payments and tax refunds due from federal, state and local taxing authorities;

       (f) all rights of indemnification and claims which relate to the conduct of the Business prior to the Closing Date;

       (g)  Seller's rights under this Agreement;

       (h)  Seller's minute and record books, and tax returns;

       (i)  the agreements, if any, set forth on Schedule 1.3(j); and

       (j) any and all assets, properties or rights not comprising a portion of the Center or otherwise used exclusively in the operation of the Business, including without limitation, those assets described on Schedule 1.3(k).

                                   ARTICLE II

                           ASSUMPTION OF LIABILITIES

       2.1. Agreement to Assume. At the Closing (as herein defined), Purchaser shall assume and agree to discharge and perform when due, all liabilities and obligations of Seller relating to the development, ownership and operation of the Center or the conduct of the Business, of every kind and description, other than the Excluded Liabilities, as herein defined (the "Assumed Liabilities"). Assumed Liabilities shall include, but not be limited to:

              (a) Seller's obligations under the lease for the Premises;

              (b) trade and other accounts payable as of the Closing Date (as herein defined);

              (c) Seller's obligations or liabilities under any of the Permits which are assigned or transferred to Purchaser pursuant to the provisions hereof, and

       2.2. Excluded Liabilities. The following (and only the following) liabilities and obligations of Seller shall constitute the "Excluded Liabilities":

              (a) any liabilities of Seller for income taxes; and

              (b) any liabilities of Seller under those leases, contracts, insurance policies, commitments, sales orders, purchase orders, Permits which are not assigned to Purchaser pursuant to this Agreement.

       2.3. No Expansion of Third Party Rights. The assumption by Purchaser of the Assumed Liabilities shall not expand the rights or remedies of any third party against the Purchaser or the Seller as compared to the rights and remedies which such third party would have had against the Seller had the Purchaser not assumed the Assumed Liabilities.


                                  ARTICLE III

                 Purchase Price, Manner of Payment and Closing

       3.1. Purchase Price. The purchase price for the Purchased Assets ("Purchase Price") shall be $850,000.00.

       3.2. Time and Place of Closing. The transaction contemplated by this Agreement shall be consummated (the "Closing") at 10:00 a.m. at the offices of Dechert Price & Rhoads Princeton Pike Corporate Center, 997 Lenox Drive, Building 3, Suite 210, Lawrenceville, NJ 08648 within ten (10) business days after satisfaction of all conditions to Closing under Article VI hereof. The date on which the Closing occurs as provided above is referred to in this Agreement as the "Closing Date". The Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date.

       3.3. Manner of Payment of the Purchase Price. At the Closing, Purchaser shall assume in writing the Assumed Liabilities and pay the Purchase Price in cash to Seller by wire transfer to such account as Seller shall designate by written notice delivered to Purchaser on or prior to the Closing Date.

       3.4 Closing Deliveries. At the Closing, the parties shall execute and deliver such bills of sale, assignments, documents of title, assumption agreements, closing certificates, searches, title insurance policies and other documents as are reasonably required in order to effectuate the consummation of the transaction contemplated hereby. All documents to be delivered by a party shall be in form and substance reasonably satisfactory to the other party.

       3.5. Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and in accordance with the respective amounts specified in the Purchase Price Computation submitted by Seller, which shall be conclusive and binding upon the parties for all purposes hereunder. The Purchaser and the Seller shall each report the federal, state, and local income and other tax consequences of the transactions called for in this Agreement in a manner consistent with the foregoing allocation of the Purchase Price, including but not limited to the preparation and filing of Form 8594 under Section 1060 of the Code. Such allocations shall be followed in all tax returns of the Purchaser and the Seller for the taxable year that includes the Closing Date, and neither Purchaser nor Seller will take any position inconsistent with the allocations unless otherwise required by applicable law.

       3.6. Possession. Seller shall deliver to Purchaser, at Closing, possession of the Center, of any of the tangible Purchased Assets capable of being so delivered, and originals or copies of any documents in Seller's possession representing intangible Purchase Assets, if applicable.

                                   ARTICLE IV

                         Representations and Warranties


       4.1 Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller that:

              (a) Purchaser is a corporation duly organized, existing and in good standing, under the laws of the State of Georgia.

              (b) Purchaser has full power and authority to enter into and perform (i) this Agreement and (ii) all documents and instruments to be executed by Purchaser pursuant to this Agreement (collectively, "Purchaser's Ancillary Documents"). This Agreement has been, and Purchaser's Ancillary Documents will be, duly executed and delivered by and on behalf of Purchaser.

              (c) No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery by Purchaser of this Agreement and Purchaser's Ancillary Agreements, and the consummation by Purchaser of the transaction contemplated by this Agreement and Purchaser's Ancillary Documents except for approvals of the transfer to Purchaser of the licenses and permits.

              (d) Neither the execution and delivery of this Agreement and Purchaser's Ancillary Documents by Purchaser, nor the consummation by Purchaser of the transaction contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Purchaser's Certificate of Incorporation or Bylaws, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award.

              (e) Purchaser is not a party to any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Purchaser according to the terms of which performance by Purchaser according to the terms of this Agreement will be a default, or whereby timely performance by Purchaser according to the terms of this Agreement may be prohibited, prevented or delayed.

              (f) Neither Purchaser, nor any of its Affiliates has dealt with any person or entity who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment for arranging the transaction contemplated hereby or introducing the parties to each other. As used herein, an "Affiliate" means (i) any person or entity directly or indirectly controlling, controlled by, or under common control with another person or entity, (ii) any person or entity owning or controlling 10% or more of the outstanding voting securities of another person or entity, (iii) any officer, director, partner or employee of any person or entity, and (iv) any company for which a person, classified as an Affiliate by virtue of (i), (ii), or (iii) supra, acts as an officer, director, partner or employee.

              (g) Purchaser is familiar with the Purchased Assets, including the licenses and permits, and shall acquire the same subject to all conditions and restrictions set forth therein, and all obligations and liabilities of Seller thereunder or in connection therewith, except for those specified herein as Excluded Liabilities

       4.2. Seller's Representations and Warranties. Seller represents and warrants to Purchaser that, except as set forth in the schedule delivered by Seller to Purchaser concurrently herewith and identified as the "Disclosure Schedule":

              (a) Seller is a limited partnership duly organized, existing and in good standing, under the laws of the State of New Jersey. Seller has all necessary power and authority to conduct the Business as the Business is now being conducted.

              (b) Seller has full power and authority to enter into and perform
(i) this Agreement and (ii) all documents and instruments to be executed by Seller pursuant to this Agreement (collectively, "Seller's Ancillary Documents"). This Agreement will be, and Seller's Ancillary Documents will be, duly executed and delivered by duly authorized officers of Seller.

              (c) No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery of this Agreement and Seller's Ancillary Documents and the consummation by Seller of the transaction contemplated by this Agreement and Seller's Ancillary Documents except for: (i) approvals of the transfer to Purchaser of the licenses and permits and third party payor contracts for the Business as permitted, or issuance thereof directly to Purchaser; and (ii) any other Consents required to carry out the transactions contemplated hereby or described herein.

              (d) Neither the execution and delivery of this Agreement and Seller's Ancillary Documents by Seller, nor the consummation by Seller of the transaction contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of

Seller's Partnership Agreement, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or any governmental authority or of any arbitration award.

       (e) Seller has good and marketable title to, and the power to sell, the Purchased Assets, free and clear of any liens, claims, encumbrances and security interests, except for the following liens: (i) statutory liens for taxes not yet due; (ii) liens of landlords, carriers, warehousemen, mechanics and materialmen for sums not yet due; (iv) liens incurred or deposits made in connection with workers' compensation, unemployment insurance and the like or to secure other performance and obligations; and (v) minor irregularities of title which do not in the aggregate materially detract from the value or use of the Purchased Assets. Seller makes no representation or warranty as to title to the Premises.

       (f) No default by Seller has occurred under any material contracts, leases or agreements to which Seller is a party and which relate to the Center or the conduct of the Business; and, to Seller's knowledge, no default by the other contracting parties has occurred thereunder, which default would have a Material Adverse Effect. For the purposes of this Agreement, "Material Adverse Effect" means a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole.

       (g) Seller is not a party to, or bound by, any unexpired, undischarged or unsatisfied written contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Seller according to the terms of this Agreement will be a default or an event of acceleration, which default or acceleration would have a Material

Adverse Effect, or whereby timely performance by Seller according to the terms of this Agreement may be prohibited, prevented or delayed.

              (h) Except as set forth in the Disclosure Schedule, Seller possesses or has applied for all permits and approvals which are required in order for the Seller to conduct the Business as contemplated hereunder, where the failure to possess or obtain such Permits would have a Material Adverse Effect.

              (i) There is no litigation or proceeding, at law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending, or, to Seller's knowledge, overtly threatened, against Seller or its Affiliates, relating to he Center or the Business, which if decided adversely to Seller would prohibit, prevent or delay Seller's performance hereunder.

              (j) To the best of Seller's knowledge, neither the Center nor the Business is in violation of, or delinquent in respect of, any decree, order or arbitration award or law, statute, or regulation of or agreement with, or permit from, any Federal, state or local governmental authority (or to which the Center, the Business or the Premises are subject), including, without limitation, laws, statutes and regulations relating to equal employment opportunities, fair employment practices, unfair labor practices, terms of employment, occupational health and safety, wages and hours and discrimination, which violation or delinquency would have a Material Adverse Effect.

       (k) The Premises are leased to Seller pursuant to the Lease, a copy of which is attached to the Disclosure Schedule. Seller is not in default under any material term of the Lease or of any other agreement relating to the Premises nor, to Seller's knowledge, is any other party thereto in material default thereunder.

       (l) Neither Seller, nor any of tis Affiliates, has dealt with any person or entity who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from Purchaser for arranging the transaction contemplated hereby or introducing the parties to each other.

       4.3. Limitations on Warranties. Seller makes no express or implied warranty of any kind whatsoever, including, without limitation, any representation as to physical condition or value of any of the Purchased Assets or the future profitability or future earnings performance of the Business.
ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED, THE BENEFITS(S) THEREOF BEING HEREBY WAIVED BY PURCHASER.

       4.4. Definition of Knowledge. For purposes of this Agreement, a representation and warranty made to the best of a party's "knowledge" (or any variation of the foregoing) shall refer only to the conscious awareness of any officer or management-level employee of such party, having supervisory or administrative responsibility in respect of the fact(s) or circumstance(s) described therein.

                                   ARTICLE V

                          Conduct Prior to the Closing

       5.1.   General.  Between the date hereof and the Closing Date:

              (a) Seller shall give to Purchaser's manager, officers, employees, attorneys, consultants, accountants and lenders reasonable access during normal business hours to all of the properties, books, contracts, documents, records and personnel of Seller and shall furnish to Purchaser such information as Purchaser may at any time and from time to time reasonably request.

              (b) Seller shall use reasonable efforts and make every good faith attempt (and Purchaser shall cooperate with Seller) to obtain such consents as are necessary for the assignment to Purchaser of, the assumption of Seller's obligations under, and the release of Seller under, the contracts, leases, insurance policies, agreements, purchase orders, sales orders or other instruments (including, without limitation, the Lease), and permits comprising Purchased Assets or Assumed Liabilities hereunder, all as may be necessary to carry out the transactions contemplated hereby (the "Consents").

              (c) Seller shall carry on the Business in a manner consistent with past practices and shall use its reasonable efforts and make every good faith attempt to establish and preserve its business and the goodwill of its patients, suppliers and others having business relations with Seller, including keeping available the services of its present employees, representatives and agent.

       (d) No party shall intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or which would result in any representation or warranty herein contained of said party being untrue in any material respect as if originally made on and as of the Closing Date.


                                   ARTICLE VI

                             Conditions to Closing

       6.1. Conditions to Seller's Obligations. The obligation of Seller to consummate the transaction contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which this Agreement may, at Seller's option, be terminated pursuant to and with the effect set forth in Article XI:

               (a) Consent of the limited partners of Seller to proceed with the transaction.

               (b) Consent of the Board of Directors of the corporate general partner of the Limited Partnership.

               (c) Each and every representation and warranty made by Purchaser shall have been true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date.

               (d) All obligations of Purchaser to be performed hereunder through, and including the Closing Date (including, without limitation, all obligations which Purchaser would be required to perform at the Closing if the transaction contemplated hereby was consummated) shall have been performed.

                  (e) No suit or proceeding shall have been commenced by any governmental authority on any grounds to restrain, enjoin or hinder the consummation of the transaction contemplated hereby.

       6.2 Conditions to Purchaser's Obligations. The obligation of Purchaser to consummate the transaction contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which this Agreement may, at Purchaser's option, be terminated pursuant to and with the effect set forth in Article XI:

                  (a) Each and every representation and warranty made by Seller shall have been true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date.

                  (b) No suit or proceeding shall have been commenced by any governmental authority on any grounds to restrain, enjoin or hinder the consummation of the transaction contemplated hereby.

                  (c) New Jersey Department of Health and Senior Services shall have approved in writing Purchaser as license-holder for the Center.

                                  ARTICLE VII

                            Post-Closing Agreements

       7.1. Post-Closing Agreements. From and after the Closing, the parties shall have the respective rights and obligations which are set forth in the remainder of this Article VII.

       7.2. Payments of Accounts Receivable. In the event Purchaser shall receive any instrument of payment of any of the Accounts Receivable, Purchaser shall forthwith deliver it to Seller, endorsed where necessary, without recourse, in favor of Seller.

       7.3. Non-Assignment. Notwithstanding any provision to the contrary contained herein, Seller shall not be obligated to assign to Purchaser any contract, payor contract or agreement, purchase order, sales order, lease or other instrument which provides that it may not be assigned without the consent of the other party thereto and for which such consent is not obtained, but in any such event, Seller shall cooperate with Purchaser in any reasonable arrangement designed to provide the benefits thereof to Purchaser.

       7.4. Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Purchased Assets to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transaction contemplated hereby.

                                  ARTICLE VIII

                                Indemnification

       8.1. Indemnification by Seller. Seller covenants and shall indemnify Purchaser and hold it harmless against and with respect to any and all damage, loss, liability, deficiency, cost and expense (including, without limitation, reasonable attorney fees) (referred to herein as a "Loss") resulting from (i) any misrepresentation, breach of warranty, or failure to fulfill any agreement or covenant on the part of Seller under this Agreement; (ii) any taxes, interest, penalties and additions to tax that are required to be paid to the United States Government or any state or local taxing authority resulting from the operation of the Center for any period ending on or before the Closing Date;
(iii) any claim relating to operation of the Center arising from events or transactions occurring prior to the Closing; (iv) any claim relating to Seller's involvement with any employee pension benefit plan or employee welfare benefit plan, as those terms are defined in ERISA, or any other similar plan, agreement or arrangement designed to provide retirement, medical or supplemental benefits for an employee or group of employees; and (v) any and all actions, suits, proceedings, demands, assessments, judgments, cost and legal and other expenses incident to any of the foregoing.

              If any claim or demand for which Seller will be liable to Purchaser pursuant to this Paragraph 9.1 is asserted against or sought to be collected from Purchaser by a third party, Purchaser will give written notice thereof to Seller, and Seller shall have the option to defend Purchaser against such claim or demand by counsel satisfactory to Purchaser; provided, however, that Seller shall not, in defense of any such claim, except with the prior written consent of

Purchaser, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff in question to Purchaser and its affiliates a release of any liabilities in respect of such claims, or that does not result only in the payment of money damages by Seller.

       8.2 Indemnification by Purchaser. After Closing, Purchaser covenants and shall indemnify Seller and hold it harmless against and with respect to any and all Losses resulting from (i) any misrepresentation, breach of warranty, or failure to fulfill any agreement or covenant on the part of Purchaser under this Agreement; (ii) any claim relating to any liability of Seller or the Center that are expressly assumed by the Purchaser pursuant to the terms of this Agreement; (iii) any claim relating to the operation of the Center arising from events or transactions occurring after the Closing; and (v) any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

              If any claim or demand for which Purchaser will be liable to Seller pursuant to this Paragraph 9.2 is asserted against or sought to be collected from Seller by a third party, Seller will give written notice thereof to Purchaser, and Purchaser shall have the option to defend Seller against such claim or demand by counsel satisfactory to Seller, provided, however, that Purchaser shall not, in defense of any such claim, except with the prior written consent of Seller, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff in question to Seller and its affiliates a release of any liabilities in respect of such claims, or that does not result only in the payment of money damages by Purchaser.

                                   ARTICLE IX

                        Effect of Termination/Proceeding

       9.1. Right to Terminate. This Agreement and the transaction contemplated hereby may be terminated at any time prior to the Closing by prompt notice given in accordance with Section 10.3:

              (a) by the mutual written consent of Purchaser and Seller.

       9.2. Remedies. In the event of a breach of this Agreement, the non-breaching party shall not be limited to the remedy of termination of this Agreement, but shall be entitled to pursue a claim against the defaulting party.


                                   ARTICLE X

                                 Miscellaneous

       10.1. Sales and Transfer Taxes. Purchaser shall pay all sales, use, transfer and conveyance taxes, if any, arising in connection with the sale and transfer of the Purchased Assets to Purchaser pursuant to this Agreement.

       10.2. Publicity. Except as otherwise required by law, press releases concerning this transaction shall be made only with the prior agreement of both Seller and Purchaser.

       10.3. Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three
(3) business days after being deposited in the United States mail, postage, prepaid, registered or certified mail. Notices delivered by hand by facsimile, or by nationally recognized private carrier shall be deemed given on the first business day following receipt, provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as follows:

       If to Seller

       Addressed to:

       Central Jersey Health Care Corporation

       One Robert Wood Johnson Place

       New Brunswick, NJ 08901

       Attention: Lawrence Garinello

       Telecopier: 732/937-8941

       with copy to:

       Susan M. Hendrickson, Esq.

       Dechert Price & Rhoads

       P.O. Box 5218

       Princeton, NJ 08543-5218

       If to Purchaser

       Addressed to:

       Healthtronics, Inc.

       425 Franklin Road

       Marietta, GA 30067

       Attention:

       Telecopier:

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 11.3.

       10.4. Expenses. Each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby, including, without limitation, attorneys', accountants' and other professional fees and expenses.

       10.5. Entire Agreement. This Agreement and the instruments to be delivered by the parties pursuant hereto constitute the entire agreement between the parties. Each exhibit and the Disclosure Schedule shall be considered incorporated into this Agreement. Any matter which is disclosed in any portion of the Disclosure Schedule is deemed to have been disclosed for the purposes of all relevant provisions of this Agreement. The inclusion of any item in the Disclosure Schedule is not evidence of the materiality of such item for the purposes of this Agreement and Seller's Ancillary Documents. The parties make no representations or warranties to each other, except as contained in this Agreement. Purchaser acknowledges that it has conducted an independent investigation of the financial condition, assets, liabilities, properties and operations of the Business in making its determination as to the propriety of the transaction contemplated by this Agreement, and in entering into this Agreement has relied solely on the results of said investigation, and on the representations and warranties of Seller expressly contained in this Agreement.

         10.6. Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

         10.7. Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of New Jersey applicable to contracts made in that State.

         10.8. Binding Effect, Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, third party beneficiary rights.

       10.9. Assignability. This Agreement shall not be assignable by either party without the prior written consent of the other party.

       10.10. Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

       10.11. Heading. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

              IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                                          SELLER:


                                          HEALTH HORIZONS


                                          a New Jersey Limited Partnership

                                          By: /s/ LAWRENCE GARINELLO
                                              ---------------------------------

                                          Name:  LAWRENCE GARINELLO

                                          Title: Vice President


                                          PURCHASER:


                                          HEALTHTRONICS, INC.


                                          a Georgia corporation

                                          By: /s/ ROY S. BROWN
                                              ---------------------------------

                                          Name:  ROY S. BROWN

                                          Title: President

                                SCHEDULE 1.3(i)

                          Excluded Assets: Agreements


                                SCHEDULE 1.3(k)

              Excluded Assets: Assets, Properties Or Rights Not Comprising A Portion Of The Center Or Otherwise Used Exclusively In The Operation Of The Business.

                              DISCLOSURE SCHEDULE


                      Permits Not Obtained or Applied For
                      -----------------------------------



                                     [None]




                              Copies of the Lease
                              -------------------


                                   [Attached]